CERTIFICATE OF ELIMINATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                           HIENERGY TECHNOLOGIES, INC.

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation Law)

                  HIENERGY TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that the following resolutions respecting Series A Convertible Preferred Stock were duly adopted by the Corporation's Board of Directors:
                           RESOLVED,  that no shares of the Corporation's Series
                  A Convertible Preferred Stock are outstanding and that no shares of the Series A Convertible Preferred Stock will be issued subject to the provisions of the Corporation's certificate of incorporation relating to the Series A Convertible Preferred Stock; and

                           FURTHER   RESOLVED,   that   the   officers   of  the
                  Corporation are directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Corporation's certificate of incorporation all matters set forth in the certificate of incorporation with respect to the Series A Convertible Preferred Stock.

     In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer this 8th day of July, 2003.
HIENERGY TECHNOLOGIES, INC.


                             By: /s/ Bogdan C. Maglich
                                 ----------------------------------------------
                                     Bogdan C. Maglich, President